EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FGX International Holdings Limited:

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-151896) and Form S-8 (No. 333-148083) of FGX International Holdings Limited of our report dated February 9, 2009, with respect to the balance sheets of Dioptics Medical Products, Inc. as of September 30, 2008 and September 30, 2007, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended, which report appears on Form 8-K/A of FGX International Holdings Limited dated February 9, 2009.

/s/ KPMG LLP

Providence, Rhode Island
February 9, 2009